EXHIBIT 99.1

425 Main Street,
Colonial Court
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS REPORTS
FISCAL 2006 SECOND QUARTER RESULTS
Second Quarter Financial Highlights:
•	Net sales increased 75% to $63.2 million

•	Pretax income nearly quadrupled to $17.4 million

•	Income per diluted share increased to $0.29
Other Recent Events:
•	Launched Mucinex® D for the treatment of nasal congestion and sinus pressure associated with allergies and colds (Oct.)

•	Mucinex® franchise dollar market share nearly doubled year-over-year (Jan.)

•	Issued patent reexamination update (Jan.)

•	Conducted investigators’ meeting for Phase II clinical program for erdosteine (Feb.)
CHESTER, N.J. (Feb. 8, 2006) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fiscal second quarter ended Dec. 31, 2005.
Commenting on the second quarter results, Michael J. Valentino noted, “I am certainly very pleased with our solid quarterly performance, mainly driven by the early strength of the cough/cold season, strong consumer demand and further market penetration of our Mucinex® franchise. During the quarter, we carried a significant product backorder and it was not until mid-December when finished product made from our second guaifenesin supplier, Delta Synthetic Co., LTD, could be shipped to customers.”
Valentino added, “Despite the fact that our shipments trailed consumption, in the U.S. retail market for OTC cough, cold, allergy and sinus products, the dollar market share for the Mucinex® franchise has nearly doubled to 6.1 percent for the 52-week period ended Jan. 22, according to data from Information Resources, Inc. For the most recent 4-week period, Mucinex® franchise dollar market share has reached an all-time high of 8.2 percent. We expect to continue to be able to grow our market share position, on a year-over-year basis, as awareness levels continue to develop and production output increases over time for our products.”
Second Quarter Financial Results
Net sales for the quarter were $63.2 million, an increase of 75 percent from $36.1 million in the second quarter of fiscal 2005. The Company ended its fiscal 2006 second quarter with open orders for products of approximately $20 million.

The significant growth in net sales was due to the continued market penetration of the Mucinex® franchise of guaifenesin-based extended-release bi-layer tablet products. Market penetration was driven by a new consumer advertising campaign that began in October 2005, as well as the launch of Mucinex® D for the treatment of nasal congestion and sinus pressure.
Pretax income nearly quadrupled to $17.4 million in the fiscal 2006 second quarter from $4.6 million in the prior-year period. Income per diluted share in the second quarter was $0.29, versus a loss of ($10.00) in the prior-year period. The fiscal 2005 second quarter included the accretion of preferred stock, which was converted into common stock upon the Company’s initial public offering in July 2005.
Product Sales
During the fiscal 2006 second quarter, product sales benefited from dramatically improved distribution across all sales channels and better retail presence, including tremendous off-shelf display support as compared to the prior-year period. Approximately 20 percent of our net sales during the fiscal 2006 second quarter resulted from product packaged within promotional display units.
Net sales of single-ingredient Mucinex® grew 56 percent in the fiscal 2006 second quarter to $40.8 million, from sales of $26.2 million in the fiscal 2005 second quarter. Net sales of Mucinex® DM increased 75 percent in the quarter to $12.7 million from $7.3 million in the prior-year period. Mucinex® D, launched in late October, recorded sales of $9.7 million.
Margins and Expense Items
The Company’s gross margin was 78.0 percent for the fiscal 2006 second quarter, compared to 80.2 percent in the prior-year period. The gross margin decline was primarily due to higher sales of lower- margin products, including Mucinex® D and products packaged within display units. In addition, fixed costs associated with the expansion in manufacturing capacity to support volume increases temporarily outpaced production output due to the limited guaifenesin supply.
Selling, marketing and administrative expenses rose $6.8 million, or 29 percent, during the current quarter to $29.7 million from $22.9 million in the fiscal 2005 second quarter. The increase was primarily due to several factors, including professional promotional activities, distribution and shipping costs on increased sales volume and costs related to the additional 50 sales representatives hired in December 2004. In addition, in the latest period, there were higher general and administrative costs related to new headcount, insurance, information technology, stock-based compensation and being a public entity.
Product development expenses increased by $2.5 million to $4.1 million during the fiscal 2006 second quarter from $1.6 million in the prior-year period. The increase was due to the ongoing development of additional Mucinex® line extensions as well as costs related to the erdosteine Phase II clinical program. Erdosteine is an established muco-regulator compound in Europe that the Company in-licensed for U.S. development.

Other net rose significantly during the quarter to $1.9 million from $133,000 in the comparable period a year ago. The increase was due primarily to the interest income earned on higher cash balances, which includes the $106.7 million of net proceeds received from the Company’s IPO in July 2005 coupled with the effect of higher interest rates.
Business Outlook
•	The Company plans a 25 percent increase in advertising expenditures during fiscal 2006. The new Mrs. Mucus™ campaign will continue throughout the 2006 cough/cold season and a separate campaign for Mucinex® D will commence in late February, in advance of the 2006 spring allergy season.

•	The Company has committed up to $9.0 million during fiscal 2006 for investigational Phase II activities and milestone payments related to the U.S. development of erdosteine.

•	The Company is now planning for a U.S. launch of its maximum-strength extended-release bi-layer tablet (1200 mg guaifenesin) product under the Humibid® brand name in March and expects to launch two other maximum-strength combination formulations in the first half of fiscal 2007.

•	The Company plans to enter the $300-plus million pediatric segment in the first half of fiscal 2007 with a new line of immediate release guaifenesin products under the Mucinex® brand name.
Fiscal Second Quarter 2006 Conference Call and Webcast
Adams will conduct a conference call today at 9:00 a.m. (EST) to review the fiscal second quarter results. Michael J. Valentino, president and CEO, and David Becker, executive vice president, CFO and treasurer, will host the conference call.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 12 p.m. on Feb. 8 through 5 p.m. on Feb. 15. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 4087053.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com, and clicking on the “News and Events” link. A replay of the webcast will be available starting at approximately 11 a.m. on Feb. 8 through 5 p.m. on Mar. 8.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

Forward-Looking Statements
This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can make no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the Company’s Rule 424(b)(4) Prospectus filed on December 9, 2005.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT)

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)
Net sales	$63,247	$36,098	$110,264	$62,021
Cost of goods sold	13,920	7,139	22,441	13,350

Gross margin	49,327	28,959	87,823	48,671

Selling, marketing & administrative	29,693	22,937	45,562	30,768
Product development	4,096	1,584	7,522	3,059
Other, net	(1,862)	(133)	(2,788)	(242)

	31,927	24,388	50,296	33,585

Income before income taxes	17,400	4,571	37,527	15,086
Provision for income taxes	6,734	1,778	14,473	5,858

Net income	10,666	2,793	23,054	9,228
Accretion of preferred stock	—	(62,789)	—	(125,578)

Net income/(loss) applicable to common stockholders	$10,666	$(59,996)	$23,054	$(116,350)

Income/(loss) per common share
Basic	$0.32	$(10.00)	$0.75	$(19.78)
Diluted	$0.29	$(10.00)	$0.65	$(19.78)

Weighted-average of common shares used in income/(loss) per share calculation
Basic	33,464	6,001	30,676	5,883
Diluted	36,398	6,001	35,676	5,883

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